Exhibit 99.1

iLoop, Inc.

Unaudited Balance Sheet

Nine months ended September 30, 2011

September 30,
2011
ASSETS
Current assets:
Cash and cash equivalents	$1,069,129
Accounts receivable, net of allowances	964,176
Other current assets	76,565
Total current assets	2,109,870

Property and equipment, net	111,681

Other noncurrent assets:
Intangible assets - other, net	118,750
Other noncurrent assets	19,013
Total other noncurrent assets	137,763

Total assets	$2,359,314

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Line of credit	$276,715
Accounts payable and accrued expenses	2,803,397
Deferred revenue	612,271
Current portion of long-term obligations, net of debt discount	4,128,561
Total current liabilities	7,820,944

Long-term obligations, less current portion	2,208,425
Total liabilities	10,029,369

Shareholders' equity:
Preferred Stock, Series A	1,666
Common stock	167
Additional paid in capital	25,867,752
Accumulated other comprehensive income	(8,776)
Accumulated deficit	(33,530,864)
Total shareholders’ equity	(7,670,055)

Total liabilities and shareholders' equity	$2,359,314

iLoop, Inc.

Unaudited Condensed Statements of Operations

Nine months ended September 30, 2011

Nine Months ended September 30, 2011
(unaudited)

Net Revenue	$4,687,076
Cost of sales	2,246,731
Gross profit	2,440,345
Operating expense:
Sales and marketing	895,314
General and administrative	5,529,024
Depreciation and amortization	64,896
Total operating expense	6,489,234
Loss from operations	(4,048,889)
Other income (expense):
Interest expense, net	(265,049)
Other income	–
Total other income (expense)	(265,049)

Loss from operations before provision for (benefit from) income taxes	(4,313,938)

Provision for (benefit from) income taxes	4,192

Net loss	$(4,318,130)

Foreign currency translation adjustment	10,536
Total comprehensive loss	$(4,307,594)

-2-